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                         August 16, 2023

       James Green
       Chief Executive Officer
       Harvard Bioscience, Inc.
       84 October Hill Road
       Holliston, MA 01746-1371

                                                        Re: Harvard Bioscience,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 5, 2023
                                                            File No. 001-33957

       Dear James Green:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program